Joint Filer Information

Title of Security:	Common Stock

Issuer and Ticker Symbol:	Volume Services America Holdings, Inc. (CVP)

Designated Filer:	General Electric Capital Corporation

Other Joint Filers:	Recreational Services L.L.C., General Electric Capital Services, Inc. and General Electric Company

Addresses:	The principal business office address of each of the reporting persons above is c/o General Electric Capital Corporation, 260 Long Ridge Road, Stamford Connecticut 06927

Signatures:	RECREATIONAL SERVICES L.L.C.

	By:	General Electric Capital Corporation, as Managing Member

		By:	/s/ John Flannery

			Name:	John Flannery
			Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

	By:	/s/ John Flannery

		Name:	John Flannery
		Title:	Vice President

GENERAL ELECTRIC CAPITAL SERVICES, INC.

	By:	/s/ Barbara Lane

		Name:	Barbara Lane
		Title:	Attorney-in-Fact

GENERAL ELECTRIC COMPANY

	By:	/s/ Barbara Lane

	Name:	Barbara Lane
	Title:	Attorney-in-Fact